Exhibit 10.1

EXECUTION COPY

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is made and entered into effective as of October 26, 2015 (the “Effective Date”), by and between PDC Energy, Inc., a Delaware corporation (the “Company”), and Gysle R. Shellum (the “Executive”).

WI T N E S S E T H:

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement effective as of April 1, 2010 (the “Employment Agreement”), pursuant to which Executive serves as the Company’s Chief Financial Officer;

WHEREAS, the Executive intends to retire from the Company, and the parties mutually desire to arrange for the retirement to be under certain terms and conditions intended to provide for a smooth transition of Executive’s duties and responsibilities to Executive’s successor; and

WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Until Retirement.

(a) Continued Employment; Retirement. Executive hereby agrees to continue as an employee of the Company until the earlier of (i) June 30, 2016, (ii) the Executive’s death, (iii) the Executive’s “Disability Termination Date,” as defined in the Employment Agreement, (iv) the Executive’s termination without “Just Cause,” as defined in the Employment Agreement, or (v) such earlier date as may be designated by the Company in writing (the earliest to occur of the foregoing being the “Retirement Date”). Until the earlier of (x) the Retirement Date, or (y) the date on which the Executive’s successor as Chief Financial Officer commences employment with the Company (the “CFO Succession Date”), Executive shall continue to have the responsibilities, duties, and authority attendant to his position as in effect immediately prior to the Effective Date; provided, however, that Executive shall also perform such succession planning and transition activities as are reasonably requested by the Company’s Chief Executive Officer, including, but not limited to, using his reasonable efforts to ensure a smooth transition of his duties to the successor Chief Financial Officer or other officers of the Company. Executive shall resign all officer positions with the Company and its affiliates effective as of the CFO Succession Date and shall retire from his position as an employee of the Company on the Retirement Date. On and after the CFO Succession Date, Executive’s employment shall be in a non-officer capacity and with a title and job duties determined by the Company’s Chief Executive Officer consistent with the succession planning goals of this Agreement.

(b) Compensation in Respect of Continued Employment.

1

(i) General. Executive’s base salary, perquisites, and expense reimbursements through the Retirement Date shall remain the same as those in effect immediately prior to the Effective Date.

(ii) Annual Bonus.

A. Fiscal 2015. Executive shall be entitled to a bonus for the 2015 fiscal year of the Company (the “2015 Bonus”) based on the overall corporate performance rating used for purposes of calculating 2015 senior management team bonuses generally, and such bonus shall be paid on or prior to March 15, 2016, generally at the same time as fiscal 2015 bonuses are paid to the other members of the senior management team.

B. Fiscal 2016. Executive shall be entitled to a pro-rated target bonus for the 2016 fiscal year of the Company (the “2016 Bonus”) based on the number of full and partial months actually worked by Executive in 2016. For purposes of the preceding sentence, Executive’s target bonus for 2016 shall be the same percentage of base salary as was in effect for fiscal 2015.

(iii) Equity Incentives. Executive’s existing equity incentive awards shall continue to vest and be earned and payable (to the extent applicable) in accordance with their terms during Executive’s employment from and after the Effective Date. Executive shall not be entitled to any new equity incentive awards from an after the Effective Date.

(c) Employment Agreement Superseded. Except as specifically set forth in Section 4, below, this Agreement shall supersede the Employment Agreement in its entirety, and the Employment Agreement shall cease to have any further force and effect from and after the Effective Date. For avoidance of doubt, the reference herein to certain terms defined in the Employment Agreement shall not operate to give any force or effect to the Employment Agreement. The Executive acknowledges and agrees that by signing this Agreement, he is aware that he is waiving any and all legal right to severance under the Employment Agreement.

2. Retirement Benefits. The Company agrees to pay or provide, and the Executive agrees to accept, the benefits set forth in this Section 2 in consideration for the Executive’s employment through the Retirement Date, satisfaction of any and all obligations under this Agreement, and the execution (without revocation) by Executive (or his guardian or personal representative in the event of his disability or death) of the Waiver and Release as described in Section 5 below (the “Retirement Benefit Prerequisites”).

(a) Continued Compensation through June 30, 2016. In the event Executive satisfies the Retirement Benefit Prerequisites, but Executive’s termination of employment occurs prior to June 30, 2016, the Company shall continue Executive’s compensation through June 30, 2016, as follows:

(i) The Company shall pay to Executive an amount equal to the base salary that Executive would have received between the Retirement Date and June 30, 2016. Such amount shall be paid as soon as reasonably practicable following the date the Waiver and Release has been executed and becomes irrevocable (the “Waiver Effective Date,” as described in Section 5, below), but in all events prior to March 15th of the year following the year in which the Retirement Date occurs;

(ii) To the extent not yet paid, the Company shall pay to Executive the 2015 Bonus, in an amount determined in accordance with Section 1(b)(ii)(A) above as if Executive had remained employed through June 30, 2016, to be paid at the later of (i) the time set forth in Section 1(b)(ii)(A), above, or (ii) the Waiver Effective Date;

(iii) The Company shall pay to Executive the 2016 Bonus, in an amount determined in accordance with Section 1(b)(ii)(B) above as if Executive had remained employed through June 30, 2016, to be paid as soon as reasonably practicable following the Waiver Effective Date, and in all events prior to March 15th of the year following the year in which the Retirement Date occurs.;

(iv) The Company shall pay to Executive an amount equal to the estimated employer cost of Company-provided employee benefits Executive would have received between the Retirement Date and June 30, 2016. Such amount shall be paid as soon as reasonably practicable following the Waiver Effective Date, and in all events prior to March 15th of the year following the year in which the Retirement Date occurs.

(b) Stay Bonus. In the event Executive satisfies the Retirement Benefit Prerequisites, the Company shall pay to Executive a lump sum cash bonus in the amount of $700,000 (the “Stay Bonus”). The Stay Bonus shall be paid as soon as reasonably practicable following the Waiver Effective Date, and in all events prior to March 15th of the year following the year in which the Retirement Date occurs.

(c) Amendment to Vesting Schedule Upon Retirement. Executive’s outstanding equity awards are hereby amended as set forth in Exhibit A hereto to provide for certain accelerated or continued vesting upon satisfaction of the Retirement Benefit Prerequisites.

(d) Medical Stipend. For a period of thirty months following the month in which Executive has a “separation from service” as defined for purposes of Code Section 409A, the Company shall pay or provide to Executive an amount equal to the then-current COBRA premium for family coverage under the Company’s medical and dental plans (the “Medical Stipend”). The Medical Stipend shall be paid or provided on the first day of each covered month. In the event that Executive and/or his family timely elects COBRA coverage following his “separation from service,” the Company may, in its discretion, choose to satisfy its obligation under this section by applying the Medical Stipend for any month directly to cover the cost of the COBRA premium for such month. In the event the Medical Stipend for any month exceeds the amount of the actual COBRA premium (e.g. if Executive ceases to be covered under COBRA but his spouse or dependents remain covered), then any excess Medical Stipend amount shall be paid directly to Executive at the time set forth above. Notwithstanding the foregoing, the Company may, at any time in its discretion, but solely to the extent compliant with 409A, choose to liquidate and pay to Executive immediately any portion of the Medical Stipend that has not yet been paid; provided, however, that in the event that the liquidated amount of the Medical Stipend turns out to be less than the amount the Medical Stipend would have been if paid on the normal schedule (e.g. if the COBRA premium rises above the amount taken into account in paying the liquidated Medical Stipend), then the Company shall pay to Executive the deficiency as soon as administratively practicable. Company shall provide, upon Executive’s reasonable request, evidence of the amount of the then-current COBRA premium for family coverage at any time during the thirty month period above. Nothing in this section shall require Executive to use any Medical Stipend paid directly to him for any specific purpose.

3. Termination of Employment prior to the Retirement Date. In the event the Executive’s employment is terminated by the Company prior to the Retirement Date for “Just Cause,” as defined in the Employment Agreement, or as a result of Executive’s voluntary resignation, Executive will receive only his base salary and such other amounts, reimbursements or benefits earned as of the date of termination and shall not be entitled to any of the other amounts or benefits set forth in Sections 1 and 2, above. For purposes of clarity, in the event Executive’s employment is terminated under the circumstances described in this Section 3, Executive shall have no right to any 2015 Bonus that has not been paid as of the date of his termination, nor shall Executive have any right to a 2016 Bonus.

4. Continuing Obligations. The following provisions of the Employment Agreement shall be incorporated herein by reference and shall remain in effect from and after the Effective Date:

(a) Compensation Clawback. Section 4(e) of the Employment Agreement (regarding the clawback of Executive’s compensation under certain circumstances);

(b) Restrictive Covenants. Section 6 of the Employment Agreement (regarding certain restrictive covenants to which Executive is bound during employment and thereafter); and

(c) Securities Law Compliance. Section 19 of the Employment Agreement (regarding certain securities law compliance matters).

5. Waiver and Release. In consideration for the Executive’s execution of and compliance with this Agreement, including but not limited to the provisions of Section 4, and the execution of the Waiver and Release attached hereto as Exhibit B, the Company shall provide the Stay Bonus and other benefits set forth above in Section 2. This consideration is provided subject to the binding execution, without revocation prior to the 8th day following execution (which is the “Waiver Effective Date,” as defined above), by the Executive of the attached Waiver and Release agreement, no earlier than the last day of employment and no later than the date 21 days after the last day of employment. The Company’s obligation to make any payments otherwise due under Section 2 shall cease in the event the Executive fails to comply with the terms of this Agreement or the Waiver and Release, and no payment shall be made until the expiration of the seven-day revocation period following execution of the Waiver and Release agreement, provided that such payments shall accrue from the last day of employment. If the Executive revokes the Waiver and Release before the Waiver Effective Date, the Executive shall forfeit all unvested equity awards upon termination of employment and shall repay to the Company, within five business days of receipt of written demand therefor, an amount equal to the amounts previously paid to the Executive under Section 2 of this Agreement.

6. 280G.

(a) Best Net After-Tax. If it is determined that any payment or benefit provided to or for the benefit of Executive (a “ Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to the Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) Executive’s Net After-Tax Benefit without application of the 4999 Limit. In the event (a) is greater than (b), Executive shall receive Payments solely up to the 4999 Limit. In the event (b) is greater than (a), then Executive shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto. “Net After-Tax Benefit” shall mean the sum of (i) all payments that Executive receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.

(b) Reduction of Payments . In the event Payments must be reduced pursuant to Section 6(a), the Executive may select the order of reduction; provided, however, that none of the selected Payments may be “nonqualified deferred compensation” subject to Code Section 409A. In the event the Executive fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Code Section 409A, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash Payments and in the order in which such payments would be made (with payments made closest to the change in control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits set forth, above.

(c) Performance of Calculations. The calculations in Section 6(a) above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion, and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The costs of performing such calculations shall be borne exclusively by the Company.

7. Post-Employment Cooperation. At the Company’s reasonable request, from and after Executive’s termination of employment, Executive shall use his good faith efforts to cooperate with the Company, its affiliates, and each of its and their respective attorneys or other legal representatives (“Attorneys”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its affiliates and is now pending or may hereinafter be brought against the Company or its affiliates (or any of their officers, directors, agents, or assigns) by any third party; provided, that, the Company reasonably determines Executive’s cooperation is important to the Company’s case. The Executive’s duty of cooperation will include, but not be limited to: (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Executive’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to the Executive) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Executive’s knowledge of matters at issue; and (c) signing at the Company’s, its affiliates’ and/or their Attorneys’ request, declarations or affidavits that truthfully state matters of which the Executive has knowledge. The Company shall reimburse the Executive for the reasonable expenses incurred by him in the course of his cooperation hereunder, and shall pay Executive a per diem rate of $1,600 for each day that Executive provides post-employment cooperation requested pursuant to this paragraph.

8. Nonassignability. Except for those rights that may accrue to the Executive’s family or estate in the event of his death or disability, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Executive, nor shall it be subject to attachment or legal process for or against the Executive.

9. Entire Agreement Modification. This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings relative to that subject matter including, without limitation, the Employment Agreement (except as specifically set forth in Section 4, above). No term or provision hereof may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the parties to this Agreement. No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party will be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver. No representation, promise or inducement has been made to or relied upon by or on behalf of either party concerning the subject matter hereof which is not set forth in this Agreement. In particular, the Executive acknowledges and agrees that he is not entitled to receive from the Company any severance, incentive or other compensation or payment related to his services to the Company or the termination thereof, other than the consideration specifically set forth herein.

10. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. For avoidance of doubt, and notwithstanding anything herein or in the Employment Agreement to the contrary, Executive’s obligations under the restrictive covenants set forth in Section 4(b) above may be waived by either the Company’s Chief Executive Officer or Chairman of its Compensation Committee, in their individual discretion.

11. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, CO 80203

Fax Number: (303) 860-5800

Attention: Corporate Secretary

To the Executive, at the address, e-mail, or fax number of record in the Company’s file.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by e-mail, telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

12. Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of the Company. The Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company.

13. Federal Income Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes to the extent required pursuant to any law or governmental regulation or ruling.

14. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

16. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

17. Section 409A Compliance.

(a) Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-

1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of this Agreement, if the payment of any compensation or benefits under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

(b) All taxable reimbursements pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(l)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

18. Governing Law; Venue. This Agreement will be construed and enforced in accordance with the laws of the State of Colorado. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the state or federal courts having jurisdiction in Denver, Colorado. Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

19. Terms. The term “affiliate” means any subsidiary, any officer, director or employee of the Company or any subsidiary, and any former officer, director or employee of the Company or any subsidiary.

20. Successor Obligations. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

21. Reimbursement of Attorney Fees. The Company shall reimburse Executive for attorney fees incurred in the negotiation of this Agreement up to $25,000, promptly upon receipt of documentation of such fees.

22. Directors and Officers Insurance Coverage.

(a) General. The Company hereby covenants and agrees that, so long as the Executive shall continue to serve as an agent of the Company and thereafter so long as the Executive shall be subject to any possible proceeding by reason of the fact that Executive was an agent of the Company, the Company shall, subject to Section 22(b), below, use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, and Executive shall be a covered party under such D&O Insurance to the maximum extent of the coverage available for any director or officer of the Company.

(b) Commercial Reasonableness. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage is reduced by exclusions so as to provide an insufficient benefit.

(c) Change in Control. In the event of a Change in Control pursuant to which the Company or any successor is obligated to provide D&O Insurance for a period of time following the effective date of the transaction or to purchase a D&O Insurance tail policy, Executive shall be a covered party under such D&O Insurance or tail policy to the maximum extent of the coverage available for any director or officer of the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement on October 26, 2015, but effective as of the date and year first above written.

PDC ENERGY, INC.

By:	/s/ Kimberly L. Wakim
Chair of the Compensation Committee

EXECUTIVE

By:	/s/ Gysle R. Shellum
Gysle R. Shellum

EXECUTION COPY

Exhibit A

EQUITY AGREEMENT AMENDMENTS

AMENDMENTS TO GRANT AGREEMENT DATED MARCH 12, 2011

The following amendments are hereby made to the Grant Agreement between PDC Energy, Inc. and Gysle Shellum, dated March 12, 2011, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Shellum. The amendments shall be effective as of the “Effective Date” of the Retirement Agreement between Mr. Shellum and the Company.

A. Section 5 under the heading entitled “Restricted Stock” is hereby deleted and replaced in its entirety with the following:

5. If you voluntarily terminate your employment other than as a result of “Retirement” (as defined below) or your employment is terminated for “Just Cause” (as defined in the Retirement Agreement between you and the Company (the “Retirement Agreement”)), any non-vested shares of Restricted Stock will be forfeited as of the date of termination. For purposes of this Agreement, the term “Retirement” shall mean your voluntary termination of employment pursuant to the Company’s written request in accordance with Section 1(a)(v) of the Retirement Agreement.

B. Section 6 under the heading entitled “Restricted Stock” is hereby deleted and replaced in its entirety with the following:

6. In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without Just Cause (as defined in the Retirement Agreement), or your voluntary resignation as a result of Retirement (as set forth in Section 5 above), any restrictions imposed on the Restricted Stock will lapse and any non-vested shares of Restricted Stock will vest as of your date of termination.

AMENDMENTS TO GRANT AGREEMENT DATED JANUARY 16, 2013

The following amendments are hereby made to the Grant Agreement between PDC Energy, Inc. and Gysle Shellum, dated January 16, 2013, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Shellum. The amendments shall be effective as of the “Effective Date” of the Retirement Agreement between Mr. Shellum and the Company.

A. Section 5 under the heading entitled “Restricted Stock” is hereby deleted and replaced in its entirety with the following:

5. If you voluntarily terminate your Continuous Service other than as a result of “Retirement” (as defined below) or your Continuous Service is terminated for “Just Cause” (as defined in the Retirement Agreement between you and the Company (the “Retirement Agreement”)), any non-vested shares of Restricted Stock will be forfeited as of the date of termination. For purposes of this Agreement, the term “Retirement” shall mean your voluntary termination of employment pursuant to the Company’s written request in accordance with Section 1(a)(v) of the Retirement Agreement.

B. Section 6 under the heading entitled “Restricted Stock” is hereby deleted and replaced in its entirety with the following:

6. In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without Just Cause (as defined in the Retirement Agreement), or your voluntary resignation as a result of Retirement (as set forth in Section 5 above), any restrictions imposed on the Restricted Stock will lapse and any non-vested shares of Restricted Stock will vest as of your date of termination.

C. Section 2 under the heading entitled “Stock Appreciation Rights” is hereby deleted and replaced in its entirety with the following:

2. Voluntary Termination other than as a result of Retirement. If you voluntarily terminate your Continuous Service with the Company, or an Affiliate, other than as a result of Retirement (as defined in Section 5, above, under the heading entitled “Restricted Stock”) you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or the laws of descent and distribution), may, within a period of not more than three (3) months after termination of your Continuous Service, exercise the SARs if and to the extent they were exercisable at the date of termination. In no event may the SARs be exercised later than January 15, 2023.

D. Section 3 under the heading entitled “Stock Appreciation Rights” is hereby deleted and replaced in its entirety with the following:

3. Termination without Cause or as a result of Retirement. If your Continuous Service is terminated by the Company without Just Cause (as defined in the Retirement Agreement) or you voluntarily terminate your Continuous Service as a result of Retirement, as defined above, all non-vested SARs shall immediately vest and become exercisable upon your date of termination and you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or laws of descent and distribution) may exercise such newly vested SARs within a period of not more than twelve (12) months after termination of your Continuous Service. In addition, you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or laws of descent and distribution), may exercise all previously vested SARs within a period of not more than three (3) months after termination of your Continuous Service. In no event may the SARs be exercised later than January 15, 2023.

E. Section 5 under the heading entitled “Stock Appreciation Rights” is hereby deleted and replaced in its entirety with the following:

5. Termination for Cause. If your Continuous Service is terminated for Just Cause, as defined in the Retirement Agreement, all outstanding SARs shall be forfeited as of your termination date.

AMENDMENTS TO EXECUTIVE GRANT AGREEMENT DATED JANUARY 16, 2014

The following amendments are hereby made to the Executive Grant Agreement between PDC Energy, Inc. and Gysle Shellum, dated January 16, 2014, which documents the grant of certain shares of restricted stock and certain stock appreciation rights by PDC Energy, Inc. to Mr. Shellum. The amendments shall be effective as of the “Effective Date” of the Retirement Agreement between Mr. Shellum and the Company.

A. The table set forth in the “Vesting Schedule” under the heading entitled “Notice of Restricted Stock Grant” is hereby deleted and replaced in its entirety with the following:

Shares Vested	Vesting Date
4,978	12/31/2014
4,978	12/31/2015
4,979	6/30/2016

B. The “Termination of Continuous Service” paragraph under the heading entitled “Notice of Restricted Stock Grant” is hereby deleted and replaced in its entirety with the following:

Termination of Continuous Service

In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without Cause (which shall mean “Just Cause,” as defined in the Retirement Agreement between you and the Company (the “Retirement Agreement”)), or your voluntary resignation as a result of Retirement (as defined below), any non-vested shares of Restricted Stock will vest as of your date of termination. For purposes of this Agreement, the term “Retirement” shall mean your voluntary termination of employment pursuant to the Company’s written request in accordance with Section 1(a)(v) of the Retirement Agreement.

C. The table set forth in the “Vesting Schedule” under the heading entitled “Notice of Stock Appreciation Rights Grant” is hereby deleted and replaced in its entirety with the following:

Shares Vested	Vesting Date
4,206	12/31/2014
4,207	12/31/2015
4,207	6/30/2016

D. The “Termination of Continuous Service” paragraph under the heading entitled “Notice of Stock Appreciation Rights Grant” is hereby deleted and replaced in its entirety with the following:

Termination of Continuous Service

In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without Cause (as defined above), or your voluntary resignation as a result of Retirement (as defined above), any non-vested SARs will vest as of your date of termination.

E. Subsection (a) of Section SR6 of the Stock Appreciation Rights Grant Terms and Conditions is hereby deleted and replaced in its entirety with the following:

(a) General. If your Continuous Service is terminated for any reason other than as set forth in subsection (b), (c) or (d) of this Section, then the vested portion of your SAR will remain outstanding until 5:00 P.M. Mountain Time on the soonest to occur of (i) the date that is three (3) months after the date your Continuous Service terminates, or (ii) the Expiration Date; provided, however, that any non-vested SARs that vest as of the date of your termination as a result of your termination without Just Cause, or as a result of your voluntary resignation as a result of Retirement, will instead remain outstanding until 5:00 P.M. Mountain Time on the soonest to occur of (i) the date that is twelve (12) months after the date your Continuous Service terminates, or (ii) the Expiration Date.

AMENDMENTS TO VP/EXECUTIVE RESTRICTED STOCK UNIT AGREEMENT DATED JANUARY 13, 2015

The following amendments are hereby made to the VP/Executive Restricted Stock Unit Agreement between PDC Energy, Inc. and Gysle Shellum, dated January 13, 2015, which documents the grant of certain restricted stock units by PDC Energy, Inc. to Mr. Shellum. The amendments shall be effective as of the “Effective Date” of the Retirement Agreement between Mr. Shellum and the Company.

A. The table set forth in the “Vesting Schedule” under the heading entitled “Notice of Restricted Stock Unit Award” is hereby deleted and replaced in its entirety with the following:

Shares Vested	Scheduled Vesting Date	Original Vesting Date
4,588	12/31/2015	12/312015
4,588	6/30/2016	12/31/2016
4,588	6/30/2016	1/13/2018

B. The “Certain terminations of Continuous Service” paragraph under the heading entitled “Notice of Restricted Stock Unit Award” is hereby deleted and replaced in its entirety with the following:

Certain Terminations of Continuous Service

In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without “Just Cause” (as defined in the Retirement Agreement between you and the Company (the “Retirement Agreement”)), or your voluntary resignation as a result of Retirement (as defined below), any unvested Restricted Stock Units will vest as of your date of termination. For purposes of this Agreement, the term “Retirement” shall mean your voluntary termination of employment pursuant to the Company’s written request in accordance with Section 1(a)(v) of the Retirement Agreement.

C. The first sentence under the paragraph corresponding to “Payment” under the heading entitled “Notice of Restricted Stock Unit Award” is hereby deleted and replaced in its entirety with the following:

The Company shall issue to you one share of Common Stock for each Restricted Stock Unit that vests hereunder, with the delivery of such Common Stock to occur upon the first of: (i) the Original Vesting Date of such Restricted Stock Units (as set forth above), (ii) your “Separation from Service” (as defined in the Plan), or (iii) a Change in Control (the “Applicable Payment Event”).

AMENDMENTS TO STOCK APPRECIATION RIGHTS GRANT AGREEMENT DATED JANUARY 13, 2015

The following amendments are hereby made to the Stock Appreciation Rights Grant Agreement between PDC Energy, Inc. and Gysle Shellum, dated January 13, 2015, which documents the grant of certain stock appreciation rights by PDC Energy, Inc. to Mr. Shellum. The amendments shall be effective as of the “Effective Date” of the Retirement Agreement between Mr. Shellum and the Company.

A. The table set forth in the “Vesting Schedule” under the heading entitled “Notice of Stock Appreciation Rights Grant” is hereby deleted and replaced in its entirety with the following:

Shares Vested	Vesting Date
4,070	12/31/2015
4,071	6/30/2016
4,071	6/30/2016

B. The “Certain terminations of Continuous Service” paragraph under the heading entitled “Notice of Stock Appreciation Rights Grant” is hereby deleted and replaced in its entirety with the following:

Certain Terminations of Continuous Service

In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without “Just Cause” (as defined in the Retirement Agreement between you and the Company (the “Retirement Agreement”)), or your voluntary resignation as a result of Retirement (as defined below), any unvested Restricted Stock Units will vest as of your date of termination. For purposes of this Agreement, the term “Retirement” shall mean your voluntary termination of employment pursuant to the Company’s written request in accordance with Section 1(a)(v) of the Retirement Agreement.

C. Section 6(c), entitled “Cause,” under the heading entitled “Stock Appreciation Rights Grant Terms and Conditions” is hereby deleted and replaced in its entirety with the following:

(c). Cause. If your Continuous Service is terminated for Just Cause (as defined in the Retirement Agreement) your SAR will be cancelled in its entirety immediately upon the termination of your Continuous Service.

D. Subsection (a) of Section 6 of the Stock Appreciation Rights Grant Terms and Conditions is hereby deleted and replaced in its entirety with the following:

(a) General. If your Continuous Service is terminated for any reason other than as set forth in subsection (b), (c) or (d) of this Section, then the vested portion of your SAR will remain outstanding until 5:00 P.M. Mountain Time on the soonest to occur of (i) the date that is three (3) months after the date your Continuous Service terminates, or (ii) the Expiration Date; provided, however, that any non-vested SARs that vest as of the date of your termination as a result of your termination without Just Cause, or as a result of your voluntary resignation as a result of Retirement, will instead remain outstanding until 5:00 P.M. Mountain Time on the soonest to occur of (i) the date that is twelve (12) months after the date your Continuous Service terminates, or (ii) the Expiration Date.

AMENDMENTS TO 2013 PERFORMANCE SHARE AGREEMENT

The following amendments are hereby made to the Performance Share Agreement between PDC Energy, Inc. and Gysle Shellum, dated January 16, 2013, which documents the grant of certain performance shares by PDC Energy, Inc. to Mr. Shellum. The amendments shall be effective as of the “Effective Date” of the Retirement Agreement between Mr. Shellum and the Company.

A. Section 2.8(a) is hereby deleted and replaced in its entirety with the following:

(a) Voluntary or Involuntary Termination Prior to Change in Control.

(i) General. Except as provided below, if the Executive voluntarily terminates Continuous Service or if the Company terminates the Executive’s Continuous Service during the Performance Period, in either case before a Change in Control, all Performance Shares will be immediately forfeited. If Executive remains in Continuous Service throughout the Performance Period, the Performance Shares shall vest and be earned as stated in Section 2.3 – 2.7 above based on the relative TSR of the Company.

(ii) Termination without Just Cause; Resignation as a result of Retirement prior to a Change in Control. Notwithstanding the foregoing, in the event that prior to a Change in Control Executive’s Continuous Service is terminated by the Company without “Just Cause” (as defined in that certain Retirement Agreement between Executive and the Company (the “Retirement Agreement”)) or as a result of “Retirement” (as defined below), then the Executive will receive a non-prorated payment based on actual results at the end of the Performance Period as if he had remained employed throughout the entirety of the Performance Period. For purposes of this Agreement, the term “Retirement” shall mean Executive’s voluntary termination of employment pursuant to the Company’s written request in accordance with Section 1(a)(v) of the Retirement Agreement.

B. Section 2.8(b) is hereby deleted and replaced in its entirety with the following:

(b) Death or Disability. Notwithstanding Section 2,8(a), in the event of the death or Disability of the Executive during the Performance Period, in either case before a Change in Control, the Executive (or the Executive’s estate) will receive a non-prorated payment based on actual results at the end of the Performance Period as if he had remained employed throughout the entirety of the Performance Period.

C. Section 2.9(c) is hereby deleted and replaced in its entirety with the following:

(c) Performance Shares payable to the Executive pursuant to Section 2.8(b) will be paid in a lump sum distribution of Shares to the Executive within seventy-four (74) days following the close of the Performance Period.

AMENDMENTS TO 2014 PERFORMANCE SHARE AGREEMENT

The following amendments are hereby made to the Performance Share Agreement between PDC Energy, Inc. and Gysle Shellum, dated January 16, 2014, which documents the grant of certain performance shares by PDC Energy, Inc. to Mr. Shellum. The amendments shall be effective as of the “Effective Date” of the Retirement Agreement between Mr. Shellum and the Company.

A. Section 2.8(a) is hereby deleted and replaced in its entirety with the following:

(a) Voluntary or Involuntary Termination Prior to Change in Control.

(i) General. Except as provided below, if the Executive voluntarily terminates Continuous Service or if the Company terminates the Executive’s Continuous Service during the Performance Period, in either case before a Change in Control, all Performance Shares will be immediately forfeited. If Executive remains in Continuous Service throughout the Performance Period, the Performance Shares shall vest and be earned as stated in Section 2.3 – 2.7 above based on the relative TSR of the Company.

(ii) Termination without Just Cause; Resignation as a result of Retirement prior to a Change in Control. Notwithstanding the foregoing, in the event that prior to a Change in Control Executive’s Continuous Service is terminated by the Company without “Just Cause” (as defined in that certain Retirement Agreement between Executive and the Company (the “Retirement Agreement”)) or as a result of “Retirement” (as defined below), then the Executive will receive a non-prorated payment based on actual results through June 30, 2016 with the Performance Metric calculated with reference to the Average Share Price for the twenty (20) business days prior to June 30, 2016. For purposes of this Agreement, the term “Retirement” shall mean (i) the termination of Executive’s employment for any reason on or after June 30, 2016, or (ii) Executive’s voluntary termination of employment pursuant to the Company’s written request in accordance with Section 1(a)(v) of the Retirement Agreement.

B. Section 2.8(b) is hereby deleted and replaced in its entirety with the following:

(b) Death or Disability. Notwithstanding Section 2,8(a), in the event of the death or Disability of the Executive during the Performance Period, in either case before a Change in Control, the Executive (or the Executive’s estate) will receive a non-prorated payment based on actual results through June 30, 2016 with the Performance Metric calculated with reference to the Average Share Price for the twenty (20) business days prior to June 30, 2016.

C. Section 2.9(c) is hereby deleted and replaced in its entirety with the following:

(c) Performance Shares payable to the Executive pursuant to Section 2.8(b) will be paid in a lump sum distribution of Shares to the Executive within seventy-four (74) days following June 30, 2016.

D. Section 2.9 is hereby amended by the addition of a new subsection (e), which will read as follows:

(e) Performance Shares payable to the Executive pursuant to Section 2.8(a)(ii) will be paid in a lump sum distribution within seventy-four (74) days following June 30, 2016.

AMENDMENTS TO 2015 PERFORMANCE SHARE AGREEMENT

The following amendments are hereby made to the Performance Share Agreement between PDC Energy, Inc. and Gysle Shellum, dated January 16, 2015, which documents the grant of certain performance shares by PDC Energy, Inc. to Mr. Shellum. The amendments shall be effective as of the “Effective Date” of the Retirement Agreement between Mr. Shellum and the Company.

A. Section 2.8(a) is hereby deleted and replaced in its entirety with the following:

(a) Voluntary or Involuntary Termination Prior to Change in Control.

(i) General. Except as provided below, if the Executive voluntarily terminates Continuous Service or if the Company terminates the Executive’s Continuous Service during the Performance Period, in either case before a Change in Control, all Performance Shares will be immediately forfeited. If Executive remains in Continuous Service throughout the Performance Period, the Performance Shares shall vest and be earned as stated in Section 2.3 – 2.7 above based on the relative TSR of the Company.

(ii) Termination without Just Cause; Resignation as a result of Retirement prior to a Change in Control. Notwithstanding the foregoing, in the event that prior to a Change in Control Executive’s Continuous Service is terminated by the Company without “Just Cause” (as defined in that certain Retirement Agreement between Executive and the Company (the “Retirement Agreement”)) or as a result of “Retirement” (as defined below), then the Executive will receive a then the Executive will receive a non-prorated payment based on actual results through June 30, 2016 with the Performance Metric calculated with reference to the Average Share Price for the twenty (20) business days prior to June 30, 2016. For purposes of this Agreement, the term “Retirement” shall mean (i) the termination of Executive’s employment for any reason on or after June 30, 2016, or (ii) Executive’s voluntary termination of employment pursuant to the Company’s written request in accordance with Section 1(a)(v) of the Retirement Agreement.

B. Section 2.8(c) is hereby deleted and replaced in its entirety (and renumbered as 2.8(b) with the following:

(b) Death or Disability. Notwithstanding Section 2,8(a), in the event of the death or Disability of the Executive during the Performance Period, in either case before a Change in Control, the Executive (or the Executive’s estate) will receive a non-prorated payment based on actual results through June 30, 2016 with the Performance Metric calculated with reference to the Average Share Price for the twenty (20) business days prior to June 30, 2016.

C. Section 2.8(d) is hereby renumbered as Section 2.8(c).

D. Section 2.9(c) is hereby deleted and replaced in its entirety with the following:

(c) Performance Shares payable to the Executive pursuant to Section 2.8(b) will be paid in a lump sum distribution of Shares to the Executive within seventy-four (74) days following June 30, 2016.

D. Section 2.9 is hereby amended by the addition of a new subsection (e), which will read as follows:

(e) Performance Shares payable to the Executive pursuant to Section 2.8(a)(ii) will be paid in a lump sum distribution within seventy-four (74) days following June 30, 2016.

Exhibit B

Dated:             , 2016

WAIVER AND RELEASE

This Waiver and Release is given in exchange for the consideration (the “Benefits”) offered under the Retirement Agreement between me and PDC Energy, Inc., (the “Company”), dated October 26, 2015 (the “Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release PDC Energy, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company and (4) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.

In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA’’); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful

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termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; (5) filing or making any whistleblower claim or report (although I shall, to the maximum extent permitted by law, disgorge to the Company upon receipt any monies received by me as a result of making any such claim or report); or (6) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Dan Amidon, PDC Energy, Inc., 1775 Sherman Street, Suite 3000, Denver, CO 80203, facsimile number: 303-831-3988, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

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I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release. In addition, I hereby affirm all of my continuing obligations under the Agreement, including, but not limited to, my obligations under Section 4 thereof (including, but not limited to, my post-employment restrictive covenants and compensation clawback) and Section 6 thereof (my obligation to provide post-termination litigation assistance).

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date

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